                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                          Date of Report: June 7, 2001
                        (Date of earliest event reported)

                         INLAND REAL ESTATE CORPORATION
             (Exact name of registrant as specified in the charter)

          Maryland                    0-28382                   36-3953261
(State or other jurisdiction     (Commission File No.)         (IRS Employer
     of incorporation)                                       Identification No.)

                              2901 Butterfield Road
                            Oak Brook, Illinois 60523
                    (Address of Principal Executive Offices)

                                 (630) 218-8000
              (Registrant's telephone number including area code)

                                       N/A

          (Former name or former address, if changed since last report)

ITEM 5.   OTHER EVENTS

Election of Directors and Officers

     On June 7, 2001, the Company held its annual meeting of stockholders. At the annual meeting, the stockholders elected Robert D. Parks, Roland W. Burris,
G. Joseph Cosenza, Daniel L. Goodwin, Joel G. Herter, Heidi N. Lawton and Joel
D. Simmons to serve as directors for an additional year. Ms. Lawton and Messrs. Burris, Herter and Simmons comprise the independent directors. The stockholders also ratified the appointment of KPMG, L.L.P. as the Company's independent accountants for the fiscal year ending December 31, 2001.

     Following the annual meeting, the board elected the following officers:

            Name                                   Position
            ----                                   --------

     Robert D. Parks                  President and Chief Executive Officer

     G. Joseph Cosenza                Secretary

     Mark E. Zalatoris                Senior Vice President, Treasurer and
                                      Chief Financial Officer

     William Anderson                 Vice President - Acquisitions and Sales

     D. Scott Carr                    President of Inland Commercial
                                      Property Management, Inc.

Zalatoris Employment Agreement

     On June 15, 2001, the Company entered into two agreements with Mark E. Zalatoris, the Company's senior vice president, treasurer and chief financial officer, a Supplemental Agreement and a revised employment agreement. Under the Supplemental Agreement, the Company and Mr. Zalatoris agreed to, among other things: (i) rescind an employment agreement entered into in December 2000 effective immediately; (ii) reinstate the terms of the employment agreement entered into in July 2000 effective immediately; and (iii) enter into a revised employment agreement to be effective July 1, 2001 (the terms of which are described below and which is attached hereto as an exhibit).

     On July 1, 2001, the revised employment agreement (the "Revised Agreement") will become effective. Under the Revised Agreement, which expires on December 31, 2004, the Company will pay Mr. Zalatoris the following base salaries:

     -    July 1, 2001 - December 31, 2001 (6 months):             $ 90,000
     -    January 1, 2002 - December 31, 2002:                     $190,000
     -    January 1, 2003 - December 31, 2003:                     $210,000
     -    January 1, 2004 - December 31, 2004:                     $225,000

     Mr. Zalatoris will also be paid a bonus of $10,000 for the six months ending December 31, 2001. Thereafter, he will be eligible for a cash bonus, a portion of which will be in the discretion of the Company's chief executive officer, of up to 60% of his base salary, calculated annually based on the growth in the Company's funds from operations ("FFO") compared to the median growth rate in FFO published by the National Association of Real Estate Investment Trusts ("NAREIT") for the entities comprising the "retail property sector."

     Mr. Zalatoris will also be entitled to 909.09 shares of the Company's common stock on January 1, 2002. So long as Mr. Zalatoris' employment with the Company has not been terminated for any reason, on December 31 of each remaining year of the agreement, he will be entitled to additional compensation of up to 18,181.82 shares of the Company's common stock based again on the Company's relative growth in FFO when compared to the NAREIT retail sector. As in the case of the bonus compensation, a portion thereof will be issued at the discretion of the Company's chief executive officer.

     All of the shares issued to Mr. Zalatoris will be subject to vesting requirements. Twenty percent (20%) of the shares will vest on each anniversary of the date of issuance. If Mr. Zalatoris is terminated for "cause" as defined in the agreement, or if he voluntarily terminates his employment, Mr. Zalatoris will be required to forfeit all unvested shares. Unless forfeited, Mr. Zalatoris may vote all shares and receive dividends on all shares including those which have not vested.

     If the Revised Agreement and Mr. Zalatoris' employment are terminated following his death or disability, without cause or by Mr. Zalatoris for "good reason," as defined in the agreement or following a "change of control," also defined in the agreement, the Company will be required to make certain payments to Mr. Zalatoris.

     During the term of the Revised Agreement and for a period of one year following the termination thereof, Mr. Zalatoris has agreed to certain non-compete and non-solicitation provisions.

     Except for the historical information contained herein, certain matters discussed in this Form 8-K are forward-looking statements, the achievement of which involve risks and uncertainties that are detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission on March 30, 2001 under the heading "Investment Considerations." Without limitation, words such as "anticipates," "expects," "intends," "plans," and similar expressions are intended to identify forward-looking statements.

     Exhibits

     10.1 Employment Agreement, dated June 15, 2001, by and between the Company and Mark E. Zalatoris.

     10.2 Supplemental Agreement, effective as of June 15, 2001, by and between the Company and Mark E. Zalatoris.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     INLAND REAL ESTATE CORPORATION

     Dated: June 21, 2001

     By: /s/ Robert D. Parks
         ------------------------------------
         Robert D. Parks,
         Chairman of the Board, President and Chief Executive Officer